EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

THIRD QUARTER 2005 RESULTS

Bedford, MA – November 9, 2005 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced a consolidated GAAP net loss for the third quarter ended September 30, 2005 of $40.6 million, or $(2.29) per share, primarily driven by a $40.3 million non-cash charge in connection with the previously announced judgment in the Freedom Wireless lawsuit, which bcgi continues to contest. On a non-GAAP basis excluding this charge and related legal expenses, the Company would have reported net income of $1.6 million, or $0.09 per share.

The consolidated GAAP net loss compares with net income of $4.2 million, or $0.24 per share, for the third quarter of 2004 and a net loss of $17.9 million, or ($1.01) per share, for the second quarter of 2005. Total revenues for the third quarter of $25.6 million were lower by $1.4 million, or 5%, with the third quarter of 2004 and flat when compared to the second quarter of 2005. Total revenues for the nine months ended September 30, 2005 decreased 5% to $77.6 million from $81.9 million in the nine months ended September 30, 2004.

“Despite the obvious challenges imposed by our ongoing litigation with Freedom Wireless, we continue to deliver high-quality services to a global marketplace in the midst of a strong industry growth cycle,” said E.Y. Snowden, President and CEO. “The breadth and depth of our portfolio of products and services enable us to pursue significant business opportunities here and abroad. Our prudent approach to managing our business, the diversification efforts we set in motion over three years ago, and the commitment of our employees continue to carry us forward in these adverse times.”

Financial Highlights

Real-Time Billing revenues of $23.0 million for the three months ended September 30, 2005 decreased 10% from the same quarter in the prior year and 9% on a sequential basis. Other revenues of $2.6 million for the three months ended September 30, 2005 increased 75% from the same quarter in the prior year and 16% from the quarter ended June 30, 2005.

Subscribers on the bcgi Real-Time Billing platform increased by 211,000 on a sequential basis and 129,000 from September 30, 2004, bringing the Company’s total subscriber count to approximately 4.0 million as of September 30, 2005. The subscriber increase resulted principally from expansion of existing customers as well as lower than expected churn and conversions. Average billed minutes of use per subscriber per month increased by 12% on a sequential basis and 21% from the same quarter in the prior year, bringing the average billed minutes per subscriber to 131 minutes for the quarter ended September 30, 2005. The average billed rate per minute declined by approximately 17% for the third quarter of 2005 compared to the second quarter of 2005 and declined 29% compared to the same quarter in the prior year. The increases in subscribers and average billed minutes per subscriber were more than offset by the decline in the Company’s average billed rate per minute, resulting in the overall decrease in Real-Time Billing revenues compared to prior periods. This decline in the Company’s average billed rate per minute was primarily the result of lower contractual rates for customers who signed contracts more recently and who represent a larger percentage of total Real-Time Billing revenues.

The Company’s engineering, research and development expense increased $1.1 million on a sequential basis to $5.5 million for the quarter ended September 30, 2005, supporting the ongoing investment in bcgi Access Management and bcgi Payment, along with enhancing the features and functionality of the Company’s other products. In addition, the Company’s global expansion resulted in an increase in sales and marketing expense of $725,000 from the quarter ended June 30, 2005 to $3.0 million for the quarter ended September 30, 2005. Legal expenses related to the Freedom Wireless litigation decreased $2.0 million from the quarter ended June 30, 2005 to $2.3 million for the quarter ended September 30, 2005 since the second quarter contained the costs for most of the trial, initial post-trial motions and other related matters. While the Company recorded a net loss for the three months ended September 30, 2005, an income tax provision of $590,000 was recorded to reflect the change in the valuation allowance for deferred tax assets that may not be realizable due to the current operating losses being incurred as a result of the Freedom Wireless judgment.

Cash, short-term investments, and restricted cash increased $11.4 million during the third quarter to $73.5 million as of September 30, 2005. This increase was primarily due to cash earned from operations and a reduction in accounts receivable of $6.9 million due to a decrease in days sales outstanding (DSO) to 58 days, down from the second quarter’s DSO of 81 days.

Freedom Wireless Litigation Update

The current judgment issued by the U.S. District Court for the District of Massachusetts (“District Court”) in the Freedom Wireless patent infringement lawsuit totals $148.1 million in damages against the Company and the other co-defendants, including Cingular Wireless, for past damages through December 31, 2004, an amount which exceeds bcgi’s ability to pay. Damages and interest, for infringement by bcgi and Cingular from January 1, 2005 through August 31, 2005, could total approximately $15 million. The Company filed an emergency motion with the District Court to clarify the terms of the injunction and to stay the injunction, pending appeal. The District Court denied the motion on November 9, 2005. The Company expects to immediately appeal that decision to the U.S. Court of Appeals for the Federal Circuit (“Appeals Court”) and seek a stay of the injunction while the appeal of the entire judgment is pending.

If the injunction is not stayed pending appeal, it would prohibit bcgi from providing the multi-frequency (MF), common channel signaling system seven (SS7) and pre-intelligent network (pre-IN) implementations of its prepaid wireless services to the Company’s customers who are not licensees of Freedom Wireless in the United States, which represented approximately 64% of the Company’s total revenues as of September 30, 2005.

The Company has filed its appeal of the entire case to the Appeals Court. The appeal process may take 12 to 18 months or longer. The potential outcomes vary greatly and could include any of the following:

•	If the injunction is not stayed or if security is required to be posted for royalties that exceed the Company’s ability to pay, bcgi would need to negotiate a settlement and/or a license with Freedom Wireless or would likely seek protection under the U.S. Bankruptcy Code.

•	If the Appeals Court overturns the judgment of infringement, the Appeals Court could either rule that the Company would have no liability to Freedom Wireless or that the case would be returned to the District Court for a new trial on infringement.

•	If the Appeals Court overturns the judgment that the patents held by Freedom Wireless were valid or enforceable, bcgi would have no liability to Freedom Wireless, or the case could be returned to the District Court for a new trial on the issue of invalidity or unenforceability.

•	If the Appeals Court rules in favor of Freedom Wireless, the Company would need to seek protection under the U.S. Bankruptcy Code.

•	The parties may enter into a settlement agreement.

While the Company does not believe that it infringes these patents and believes that the patents are invalid in light of prior art and other reasons, in light of the adverse judgment, the Company believes it is probable that a loss has been incurred. Although the ultimate amount of such loss, if any, is not currently known, accounting guidelines under Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (FAS 5) and FASB Interpretation 14 (FIN 14), specify that if a loss can be reasonably estimated, it should be recorded.

Based on managements’ assessment of the potential outcomes of the case and in accordance with FAS 5 and FIN 14, the Company accrued an estimated loss of $24.0 million in the quarter ended June 30, 2005 and has accrued an additional $40.3 million estimated loss in the quarter ended September 30, 2005, for a total estimated loss of $64.3 million with respect to the Freedom Wireless judgment, excluding additional legal charges which are expensed as incurred. However, the actual loss, if any, may be higher or lower than the amount accrued and could be as high as approximately $165 million and may continue to increase, depending on the status of the injunction against the Company.

Business and Financial Outlook

The Company has not provided financial guidance for the remainder of 2005 since it cannot anticipate the impact on the Company’s business of the Freedom Wireless litigation and injunction, as well as the related costs and other factors. The Company plans to continue to invest in and focus on its customer and product diversification strategy that includes investment in all of the new and existing products that the Company is marketing on a global basis.

Use of Non-GAAP Financial Measures

The non-GAAP operating results included in this release are non-GAAP financial measures under the rules of the Securities and Exchange Commission. In the third quarter of 2005, these results exclude the $40.3 million estimated loss on litigation, $2.3 million of related legal costs and the corresponding estimated income tax effect. The Company included this information because the Company believes this information is an appropriate measure for evaluating the Company’s operating performance and will assist investors in understanding the Company’s results of operations on a comparative basis. The Company uses this non-GAAP information internally to help the Company’s management more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance on a comparative basis. This non-GAAP information supplements the GAAP financial information contained herein, and is not intended to represent a measure of performance in accordance with disclosures prepared in accordance with GAAP.

ABOUT THE COMPANY

Boston Communications Group, Inc. (Nasdaq: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding: the impact and potential outcomes of the Freedom Wireless litigation and injunction as well as the related costs and other factors. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include the impact of the injunction against the Company, an unfavorable appeal in the Freedom Wireless suit which could result in substantial damages and indemnification obligations being owed by the Company and could significantly restrict bcgi’s ability to conduct business, the inability of the Company to post a bond, if required, the Company seeking protection under U.S. Bankruptcy Code, the ability to market and sell new solutions to wireless operators, the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers including Nextel Communications, Verizon Wireless, and Cingular Wireless which represented 39%, 24% and 12%, respectively, of the Company’s consolidated revenues for the three months ended September 30, 2005, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended September 30, 2005 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	9/30/05	6/30/05	9/30/04	9/30/05	9/30/04
Net revenues:	$25,631	$25,615	$27,020	$77,598	$81,915
Expenses:
Cost of revenues (1)	7,022	6,793	6,892	20,492	19,729
Engineering, research and development	5,445	4,306	3,694	14,506	10,987
Sales and marketing	3,038	2,313	1,567	7,827	5,106
General and administrative	2,699	2,621	1,955	7,849	6,166
General and administrative – legal expense (2)	2,305	4,319	450	8,834	2050
Estimated loss from litigation	40,300	24,000	—	64,300	—
Depreciation and amortization	5,237	5,204	5,894	15,995	16,853

Total operating expenses	66,046	49,556	20,452	139,803	60,891

Operating income (loss)	(40,415)	(23,941)	6,568	(62,205)	21,024
Interest income	420	408	322	1,228	885

Income (loss) from continuing operations before income taxes	(39,995)	(23,533)	6,890	(60,977)	21,909
Provision/(benefit) for income taxes	590	(5,671)	2,722	(4,163)	8,655

Income (loss) from continuing operations	(40,585)	(17,862)	4,168	(56,814)	13,254
Discontinued operations (3):
Loss from discontinued operations, net of income taxes	—	—	—	—	(11)

Net income (loss)	$(40,585)	$(17,862)	$4,168	$(56,814)	$13,243

Basic Net Income (Loss) Per Share:
Continuing operations	$(2.29)	$(1.01)	$0.24	$(3.22)	$0.73

Net income (loss)	$(2.29)	$(1.01)	$0.24	$(3.22)	$0.73

Weighted average common shares outstanding	17,734	17,641	17,534	17,659	18,035

Diluted Net Income (Loss) Per Share:
Continuing operations	$(2.29)	$(1.01)	$0.24	$(3.22)	$0.72

Net income (loss)	$(2.29)	$(1.01)	$0.24	$(3.22)	$0.72

Weighted average common shares outstanding	17,734	17,641	17,732	17,659	18,395

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately below.

(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suits brought by Freedom Wireless.

(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited and in thousands)

	September 30, 2005	June 30, 2005	December 31, 2004
Current assets:
Cash and short-term investments	$32,351	$62,091	$77,752
Restricted cash	41,130	—	—
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $887 in 2005 and $474 in 2004	15,326	22,229	17,358
Prepaid expenses and other assets	5,658	4,336	2,907
Deferred income taxes	145	120	319

Total current assets	94,610	88,776	98,336
Property and equipment, net	53,210	54,509	55,559
Goodwill and other assets	23,138	22,913	14,116

Total assets	$170,958	$166,198	$168,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,997	$13,644	$19,042
Accrued estimated loss from litigation	64,300	24,000	—

Total current liabilities	80,297	37,644	19,042
Non-current liabilities:
Accrued pension liability	4,210	3,965	3,476
Deferred income taxes	4,280	1,948	7,046

Total non-current liabilities	8,490	5,913	10,522
Shareholders’ equity:
Common stock and additional paid-in capital	104,784	104,440	104,017
Retained earnings (accumulated deficit)	(22,613)	18,201	34,430

Total shareholders’ equity	82,171	122,641	138,447

Total liabilities and shareholders’ equity	$170,958	$166,198	$168,011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(56,814)	$13,254
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,995	16,853
Deferred income taxes	(2,592)	1,458
Other non-cash expense	12	—
Changes in operating assets and liabilities:
Restricted cash	(41,130)	—
Accounts receivable	2,240	1,607
Prepaid expenses and other assets	(3,032)	(1,148)
Accounts payable, accrued expenses and deferred revenue	62,103	(3,770)

Net cash provided by (used in) operating activities of continuing operations	(23,218)	28,254

Loss from discontinued operations	—	(11)
Net change in operating assets and liabilities of discontinued operations	—	(303)

Net cash used in operating activities of discontinued operations	—	(314)

Net cash provided by (used in) operations	(23,397)	27,940

INVESTING ACTIVITIES
Acquisition of business and payment of earnout	(7,528)	(424)
Purchases of short-term investments	—	(48,739)
Purchases of long-term investments	(2,134)	(2,017)
Sales of short-term investments, net of purchases	44,280	53,511
Purchase of property and equipment	(13,047)	(13,904)

Net cash provided by (used in) investing activities	21,571	(11,573)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	515	1,051
Repurchase of common stock	—	(8,181)

Net cash provided by (used in) financing activities	515	(7,130)
Increase (decrease) in cash and cash equivalents	(1,132)	9,237
Cash and cash equivalents at beginning of period	9,467	2,960

Cash and cash equivalents at end of period	$8,335	$12,197

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Loss

(Unaudited and in thousands, except for per share amounts)

	Three Months ended September 30, 2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$25,631	$—	$25,631
Expenses:
Cost of revenues	7,022	—	7,023
Engineering, research and development	5,445	—	5,445
Sales and marketing	3,038	—	3,038
General and administrative	2,699	—	2,699
General and administrative – legal expense	2,305	(2,305)	—
Estimated loss from lawsuit (1)	40,300	(40,300)	—
Depreciation and amortization	5,237	—	5,237

Total operating expenses	66,046	(42,605)	23,441

Operating income (loss)	(40,415)	42,605	2,190
Interest income	420	—	420

Income (loss) from continuing operations before income taxes	(39,995)	42,605	2,610
Provision for income taxes (2)	590	402	992

Net income/ (loss)	$(40,585)	$42,203	$1,618

Basic Net Income (Loss) Per Share:
Net income (loss)	$(2.29)		$0.09

Weighted average common shares outstanding	17,734		17,734

Diluted Net Income (Loss) Per Share:
Net income (loss)	$(2.29)		$0.09

Weighted average common shares outstanding	17,734		17,734

(1)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.

(2)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or 38%.